Exhibit 10.25

Summary of Mortgage Agreement

[Unofficial Translation]

Parties:

Industrial Bank Co., Ltd., Tianjin Branch (“Industrial Bank”)

Tianjin Shengkai Industrial Technology Development Co., Ltd.(“Shengkai”)

Date:

December 10, 2009

Material Terms:

In conjunction with the LOC Agreement, Shengkai entered into a mortgage agreement for a maximum of RMB 8,682,000 with the Industrial Bank to secure repayment of the LOC Agreement on December 10, 2009.  The collateral covered by the agreement is certain real property owned by Shengkai, valued at RMB17,540,000 and located at Wanggang Road, Shuanggang Economic Development Zone, Jinnan District, Tianjin, PRC.  The mortgage agreement is valid from December 10, 2009 until all the principal, interest, and other expenses under the LOC Agreement are paid in full.